EXHIBIT 99.1
LendingClub Appoints Adrienne Harris to its Board of Directors

San Francisco, CA – July 15, 2021 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America's leading digital marketplace bank, announced that Adrienne Harris has joined as the newest member of its Board of Directors, effective July 29, 2021.

“We are thrilled to have Adrienne join our board and support our next chapter of growth,” said Scott Sanborn, CEO of LendingClub. “She is deeply in touch with the fintech innovation landscape, is passionate about consumer financial health, and understands the policy and economic context in which we operate. I can’t think of anyone more ideally suited to help us further our ambitions towards an all-new type of banking institution, and I look forward to learning from her in the years ahead.”

Harris is currently a Professor of Practice at the University of Michigan, Gerald R. Ford School of Public Policy, where she is a graduate school professor of financial technology. She is also the Principal Investigator for the Gates Foundation’s work on the Central Bank of the Future. Among other prior roles, she served as Special Assistant to President Obama for Economic Policy, where her portfolio included financial reform, financial technology, cyber security, consumer protection, and housing finance reform. While at the White House, Harris spearheaded the development of the administration’s fintech strategy, chairing both the Interagency Fintech Working Group and the administration’s Distributed Ledger Technology Task Force. She also served as Senior Advisor to the Deputy Secretary at the U.S. Department of Treasury. Harris will serve on LendingClub's Compensation, Nominating and Corporate Governance, and Operational Risk Committees.

“What drew me to LendingClub is the model – a digital marketplace bank uniquely positioned to redefine financial services,” said Adrienne Harris. “As an original fintech disruptor, LendingClub continues to innovate on behalf of consumers, and I look forward to applying my expertise as the company reimagines retail banking to help its customers on a path towards financial success with fairness, simplicity and heart.”

Harris is an early-stage investor in and advisor for fintech companies, incumbent financial institutions, and large venture capital firms. Most recently, she was the founding Chief Business Officer and General Counsel of States Title, a San Francisco-based, insur-tech start-up for which she is now an advisor.
Harris currently serves on the Board of Directors for the Financial Health Network (formerly CFSI), Beneficial State Bank (a California-based CDFI), and Homie, Inc. She also serves as a Limited Partner Advisor to NYCA, on the NYU Stern School of Business’ Fintech Advisory Board of the Fubon Center for Technology, Business, and Innovation, and as a Term Member on the Council of Foreign Relations. She previously served on the International Technology Advisory Panel (ITAP) for the Monetary Authority of Singapore.

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. It is the leading digital marketplace bank in the U.S. Members can gain access to a broad range of financial products and services through a technology-driven platform, designed to help them pay less when borrowing and earn more when saving. Since 2007, more than 3 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com